UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: February 16, 2017

Petrolia Energy Corporation
(Exact name of registrant as specified in its charter)

Texas	000-52690	86-1061005
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

710 N. Post Oak Rd., Ste. 512, Houston, Texas	77024
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 832-941-0011

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

Twin Lakes San Andres Unit Interest Acquisition

On the effective date of February 12, 2017, Petrolia Energy Corporation (“Petrolia”) acquired an additional 60% net working interest in the “Twin Lakes San Andres Unit” or “TLSAU” field located in Chavez County, New Mexico (the “Net Working Interest”) resulting from the execution of a Settlement Agreement on February 12, 2016.  The agreement assigned Dead Aim Investments’ (“Dead Aim”) 60% ownership interests to Petrolia.  As a result of this transaction, Petrolia now owns 100% ownership interest in TLSAU.  Consideration of $639,675 was given in exchange for Dead Aim’s working interest.  The consideration includes the forgiveness of the Orbit Petroleum Inc Bankruptcy Estate (“OPBE”) note of $316,800 (with a $1.3M face value) and the write off of $322,875 of Dead Aim’s outstanding accounts receivable to Petrolia.  As referenced in the November 9, 2015 8K, Dead Aim assumed liability for the OPBE note that Petrolia purchased.

TLSAU is 35 miles northeast of Roswell, New Mexico and consists of 4,864 acres of which Petrolia already owned 40% working interest in the property. The net reserves, based on internal estimates, are approximately 2.6 million barrels of oil equivalent (MMBoe) and are part of the northwestern shelf of the Permian Basin. The San Andres formation holds 100% of the TLSAU production base.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

The Board of Directors approved the increase of board membership from its current five-member board to a seven-member board.

Item 9.01 Financial Statements And Exhibits.

Exhibit No.	Description

10.1*	Settlement Agreement effective February 12, 2017 between Petrolia Energy Corporation and Dead Aim Investments
10.2*	Quitclaim Deed effective February 12, 2017 by and between Dead Aim Investments and Petrolia Energy Corporation, relating to the 60% Net Working Interest in the Twin Lakes San Andres Unit

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Petrolia Energy Corporation

/s/ Paul Deputy
Paul Deputy CFO

Date: February 16, 2017

EXHIBIT INDEX

Exhibit No.	Description

10.1*	Settlement Agreement effective February 12, 2017 between Petrolia Energy Corporation and Dead Aim Investments
10.2*	Quitclaim Deed effective February 12, 2017 by and between Dead Aim Investments and Petrolia Energy Corporation, relating to the 60% Net Working Interest in the Twin Lakes San Andres Unit

* Filed herewith.